250 Glen Street Glens Falls, NY 12801 Contact: Timothy C. Badger Tel: (518)745-1000 Fax: (518)745-1976

TO: All Media

DATE: Wednesday, January 19, 2011

Arrow Reports Record Earnings for the Year 2010

Arrow Financial Corporation (NasdaqGS® – AROW) announced operating results for the three and twelve-month periods ended December 31, 2010.  Net income for the fourth quarter of 2010 was $5.2 million, representing diluted earnings per share (EPS) of $.46, as compared to net income of $5.1 million and $.45 diluted EPS for the fourth quarter of 2009, an increase of $.01 per share or 2.2%.

For the 2010 year, our net income was $21.9 million and diluted EPS was $1.94 representing new record highs for the Company in its 159 year history of providing banking services in the northeastern region of New York State. For 2009, our net income was $21.8 million and diluted EPS was $1.93.  As we previously reported, our 2009 results included a net gain of $1.79 million, net of tax, or $.16 diluted EPS, which was recognized on the sale of our merchant bank card processing line of business. Excluding this transaction, our adjusted net income for the twelve months of 2009 was $20.0 million, and our adjusted diluted EPS was $1.77.  Compared to these adjusted 2009 results, our net income for the 2010 year increased by $1.9 million, and our diluted EPS for 2010 increased by $.17 per share, or 9.6%.

Return on average equity (ROE) for the 2010 year continued to be very strong at 14.56%.  The ROE for the 2009 period was 16.16% but excluding the sale transaction in 2009 referenced above, ROE for the twelve months of 2009, as adjusted, was 14.83%. The adjusted net income, adjusted EPS and adjusted ROE measures for the 2009 period are non-GAAP financial measures.  On page 3 of this press release, we have provided a tabular reconciliation of these 2009 non-GAAP measures to the related 2009 GAAP measures.  Cash dividends paid to shareholders in 2010 were $.98, or 3.2% higher than the $.95 cash dividends paid in 2009. All per share amounts have been adjusted to reflect the effect of the 3% stock dividend we distributed on September 29, 2010.

Thomas L. Hoy, Chairman, President and CEO stated, “We are pleased to announce favorable earnings results for the fourth quarter while maintaining both strong asset quality and capital adequacy ratios. Our performance was led by a substantial increase in our noninterest income for the quarter, which consisted primarily of growth in fee income from fiduciary activities, insurance commissions and net gains on the sale of loans.  Our asset quality remained strong as measured by low levels of nonperforming assets, representing only .26% of total assets at December 31, 2010, and our annualized net loan losses which represented only .04% for the fourth quarter and .06% for the 2010 year.”

Total assets at December 31, 2010 were $1.908 billion, up $66.7 million, or 3.6% over the $1.842 billion for the prior year-end. The growth in assets was due primarily in our investment securities available-for-sale portfolio, which increased $79.7 million from December 31, 2009.  Our loan portfolio also increased by $33.3 million reaching $1.146 billion, an increase of 3.0% over the December 31, 2009 balance of $1.112 billion. For the year, we experienced growth in originations for all three of our major loan portfolios: indirect consumer loans, commercial loans and residential real estate loans. Originations of indirect consumer loans, comprised primarily of automobile loans originated through dealerships located in the eastern region of upstate New York, grew from nearly $128 million in 2009 to over $176 million in 2010, an increase of $48 million, or 37.50%. During 2010, we originated over $94 million residential real estate loans, an increase of $2 million over the $92 million we originated in 2009. However, for interest rate risk management purposes, during the second half of 2010 we sold many newly originated low-rate residential real estate loans in the secondary market, primarily to the government sponsored entity, Freddie Mac, and therefore outstanding balances at year end for our consumer residential real estate loans actually declined. Commercial loan outstanding balances at 2010 increased $28.9 million, or nearly 10.0%, as compared to the 2009 year end balances.

The favorable impact from an increase of $102.9 million, or 5.8%, in average earning assets period-to-period was offset by a decrease in our net interest margin, which fell from 3.68% for the fourth quarter of 2009, to 3.30% for the fourth quarter of 2010. This margin compression was attributable to the fact that our yield on our earning assets decreased faster than the cost of our interest-bearing liabilities.

Total shareholders’ equity at period-end increased $11.4 million, or 8.1%, above the December 31, 2009 balance to $152.3 million.  Our capital ratios remain very strong, with a Tier 1 leverage ratio of 8.53% and a total risk-based capital ratio of 15.75%. The capital ratios of the Company and each subsidiary bank again significantly exceeded the “well capitalized” regulatory standard.

We continue to believe that our conservative business model which emphasizes a strong capital position, high loan quality and a responsive management approach to providing financial services to our customers have positioned us well to continue to serve our customers. Our commercial, residential real estate and other consumer loan portfolios have not experienced significant deterioration during 2009 and 2010, even though the communities we serve, similar to other areas in the U.S., have been negatively impacted by the recession. If the weak economic conditions persist or worsen, we may be unfavorably impacted in the future.

Our asset quality was very strong at December 31, 2010 with nonperforming assets of $4.9 million, representing .26% of period-end assets, the same percentage of assets as of December 31, 2009.  As of December 31, 2010, we did not own any real estate properties which financial institutions typically acquire through the foreclosure process.  During 2010, we did not foreclose on any loans held in our own portfolio nor did we foreclose on any loans that we sold and serviced for Freddie Mac.

Net loan losses for the fourth quarter of 2010, expressed as an annualized percentage of average loans outstanding, were .04%, very low compared to industry averages, and down from .09% of average loans for the 2009 period.  The Company’s allowance for loan losses amounted to $14.7 million at December 31, 2010, which represented 1.28% of loans outstanding, an increase of 2 basis points from our ratio a year ago.

Income from fiduciary activities rose in the fourth quarter of 2010, increasing $76 thousand, or 6.0%, over the income from the 2009 quarter, primarily as a result of a recovery in the capital markets. Assets under trust administration and investment management at December 31, 2010 rose to $984.4 million, an increase of 13.5% from the prior year balance of $867.2 million.

Many of our key operating ratios have consistently compared very favorably to our peer group, comprised of all U.S. bank holding companies having $1.0 to $3.0 billion in total assets as identified in the Federal Reserve Bank’s “Bank Holding Company Performance Report” (FRB Report). The most current peer data available in the FRB Report is for the period ended September 30, 2010 in which our return on average equity (ROE) was 14.96%, as compared to 1.18% for our peer group.  Our ratio of nonperforming loans to total loans was .34% as of September 30, 2010, compared to 3.74% for our peer group, while our annualized net loan losses of .06% for the first nine months of 2010 were well below the peer result of 1.17%.  Operating results and asset quality ratios for many banks in our national peer group have been severely impacted by the economic recession.

Arrow Financial Corporation is a multi-bank holding company headquartered in Glens Falls, NY serving the financial needs of northeastern New York.  The Company is the parent of Glens Falls National Bank and Trust Company and Saratoga National Bank and Trust Company. Other subsidiaries include North Country Investment Advisers, Inc., Loomis & LaPann, Inc., a property and casualty insurance agency and Capital Financial Group, Inc., an insurance agency specializing in the sale and servicing of group health plans.

This press release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission (the “SEC”), including period-to-period financial measure comparisons between non-GAAP financial measures and GAAP financial measures. The Company believes that these non-GAAP financial measures provide information that is useful to the users of its financial information regarding the Company’s financial condition and results of operations. Additionally, the Company uses these non-GAAP measures to evaluate its past performance and prospects for future performance.  The Company believes that this non-GAAP financial information is helpful in understanding the results of operations separate and apart from items that may, or could, have a disproportional positive or negative impact in any particular period.

While the Company believes that these non-GAAP financial measures are useful in evaluating Company performance, this information should be considered as supplemental in nature and not as a substitute for or superior to the related financial information prepared in accordance with U.S. GAAP.  Further, these non-GAAP financial measures may differ from similar measures presented by other companies.

The information contained in this News Release may contain statements that are not historical in nature but rather are based on management’s beliefs, assumptions, expectations, estimates and projections about the future.  These statements may be “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, involving a degree of uncertainty and attendant risk.  In the case of all forward-looking statements, actual outcomes and results may differ materially from what the statements predict or forecast, explicitly or by implication.  The Company undertakes no obligation to revise or update these forward-looking statements to reflect the occurrence of unanticipated events.  This News Release should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 and our other filings with the Securities and Exchange Commission.

Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures for the Twelve-Month Period Ended 12/31/09, and Comparable GAAP Financial Measures for the Twelve-Month Period Ended 12/31/10:

2009 Period (Reconciliation)	Net Income (in thousands)	Diluted Per Share Amount	Return on Average Equity
Net Income and Related Ratios for the Twelve-Month Period Ended December 31, 2009	$21,792	$1.93	16.16%
Adjustment: Net Gain on the Sale of our Merchant Bank Card Processing to TransFirst LLC During the Twelve Months of 2009 ($2,966 pre-tax)	1,791.16		1.33%
Adjusted Net Income and Related Ratios for More Meaningful Comparison, for the Twelve-Month Period Ended December 31, 2009	$20,001	$1.77	14.83%

2010 Period
Net Income and Related Ratios for the Twelve-Month Period Ended December 31, 2010	$21,892	$1.94	14.56%
Adjustment: None	---	---	---
Adjusted Net Income and Related Ratios for More Meaningful Comparison, for the Twelve-Month Period Ended December 31, 2010	$21,892	$1.94	14.56%

Arrow Financial Corporation
Consolidated Financial Information
($ in thousands, except per share amounts)
Unaudited
	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
	2010	2009	2010	2009
Income Statement
Interest and Dividend Income	$20,646	$22,169	$84,972	$86,857
Interest Expense	5,903	6,522	23,695	26,492
Net Interest Income	14,743	15,647	61,277	60,365
Provision for Loan Losses	177	435	1,302	1,783
Net Interest Income After Provision for Loan Losses	14,566	15,212	59,975	58,582

Net Gain on Securities Transactions	11	28	1,507	357
Net Gain on Sales of Loans	497	92	1,024	418
Net Gain on Sale of Merchant Bank Card Processing	---	---	---	2,966
Income from Restitution Payment	---	---	---	450
Income From Fiduciary Activities	1,348	1,272	5,391	5,009
Fees for Other Services to Customers	1,990	2,114	7,864	8,051
Insurance Commissions	830	590	2,987	2,412
Other Operating Income	62	84	316	304
Other-Than-Temporary Impairment on Investment Securities	---	(375)	---	(375)
Total Noninterest Income	4,738	3,805	19,089	19,592

Salaries and Employee Benefits	6,777	7,122	27,552	27,042
Occupancy Expenses of Premises, Net	815	700	3,456	3,316
Furniture and Equipment Expense	698	771	3,393	3,264
Amortization of Intangible Assets	66	77	271	324
FDIC Special Assessment	---	---	---	787
FDIC Assessments	510	463	1,982	1,783
Other Operating Expense	2,904	2,566	10,764	10,076
Total Noninterest Expense	11,770	11,699	47,418	46,592

Income Before Taxes	7,534	7,318	31,646	31,582
Provision for Income Taxes	2,346	2,201	9,754	9,790
Net Income	$ 5,188	$ 5,117	$21,892	$21,792

Share and Per Share Data [1]
Period-End Shares Outstanding	11,256	11,245	11,256	11,245
Basic Average Shares Outstanding	11,239	11,238	11,266	11,231
Diluted Average Shares Outstanding	11,292	11,288	11,300	11,281

Basic Earnings Per Share	$ 0.46	$ 0.46	$ 1.94	$ 1.94
Diluted Earnings Per Share	0.46	0.45	1.94	1.93

Cash Dividends	0.25	0.24	0.98	0.95
Book Value	13.53	12.52	13.60	12.52
Tangible Book Value [2]	12.00	11.04	12.06	11.04

Key Earnings Ratios
Return on Average Assets	1.04%	1.09%	1.16%	1.24%
Return on Average Equity	13.31	14.42	14.56	16.16
Return on Tangible Equity[2]	14.97	16.35	16.42	18.40
Net Interest Margin [3]	3.30	3.68	3.58	3.76

[1] Share and Per Share Data have been restated for the September 29, 2010 3% stock dividend.

[2] Tangible Book Value and Tangible Equity exclude intangible assets from total equity.  These are non-GAAP financial measures which we believe provide investors with information that is useful in understanding our financial performance.

[3] Net Interest Margin calculated as the ratio of annualized tax-equivalent net interest income to average earning assets.  Includes a tax equivalent upward adjustment of $907 and $3,452, or 19 basis points, for the quarterly and twelve-month 2010 periods, respectively, and $863 and $3,181, or 19 basis points, for the respective quarterly and twelve-month 2009 periods.  This is also a non-GAAP financial measure which we believe provides investors with information that is useful in understanding our financial performance.

Arrow Financial Corporation
Consolidated Financial Information
($ in thousands)
Unaudited

	December 31, 2010			December 31, 2009
		Fourth	Year-to-		Fourth	Year-to-
	Period	Quarter	Date	Period	Quarter	Date
	End	Average	Average	End	Average	Average
Balance Sheet
Cash and Due From Banks	$ 25,961	$ 28,854	$ 28,717	$ 44,386	$ 28,281	$ 28,096
Interest-Bearing Deposits at Banks	5,118	76,263	59,771	22,730	59,859	56,920
Securities Available-for-Sale, at Fair Value	517,364	502,688	451,718	437,706	433,500	366,735
Securities Held-to-Maturity	159,938	160,374	162,930	168,931	169,068	153,322
Other Investments	8,602	9,009	9,131	8,935	9,541	9,718

Loans	1,145,508	1,147,889	1,134,718	1,112,150	1,109,496	1,101,759
Allowance for Loan Losses	(14,689)	(14,671)	(14,385)	(14,014)	(13,933)	(13,626)
Net Loans	1,130,819	1,133,218	1,120,333	1,098,136	1,095,563	1,088,133

Premises and Equipment, Net	18,836	18,986	18,865	18,756	18,034	17,722
Goodwill and Intangible Assets, Net	17,241	17,215	17,084	16,712	16,621	16,477
Other Assets	24,457	23,478	23,775	25,335	25,709	23,883
Total Assets	$1,908,336	$1,970,085	$1,892,324	$1,841,627	$1,856,176	$1,761,006

Noninterest-Bearing Deposits	$ 214,393	$ 212,126	$ 205,497	$ 198,025	$ 199,116	$ 191,504
NOW Accounts	569,076	605,968	541,162	516,268	520,160	460,095
Savings Deposits	382,130	376,618	361,949	336,272	329,401	307,134
Time Deposits of $100,000 or More	120,330	124,284	133,770	148,511	155,588	155,378
Other Time Deposits	248,075	249,470	249,192	244,490	248,455	249,575
Total Deposits	1,534,004	1,568,466	1,491,570	1,443,566	1,452,720	1,363,686

Securities Sold Under Agreements to Repurchase	51,581	62,649	62,683	72,020	64,035	58,290
Short-Term Borrowings	1,633	1,521	1,399	1,888	1,535	1,276
Federal Home Loan Bank Advances	130,000	139,255	142,782	140,000	153,152	158,274
Other Long-Term Debt	20,000	20,000	20,000	20,000	20,000	20,000
Other Liabilities	18,859	23,517	23,513	23,335	23,948	24,590
Total Liabilities	1,756,077	1,815,408	1,741,947	1,700,809	1,715,390	1,626,116

Common Stock	15,626	15,626	15,331	15,170	15,170	14,883
Additional Paid-in Capital	191,068	190,443	183,031	178,192	177,529	168,673
Retained Earnings	24,577	23,282	26,031	24,100	22,956	27,344
Unallocated ESOP Shares	(2,876)	(2,876)	(2,256)	(2,204)	(2,204)	(2,236)
Accumulated Other Comprehensive Loss	(6,423)	(2,285)	(3,250)	(6,640)	(5,346)	(7,337)
Treasury Stock, at Cost	(69,713)	(69,513)	(68,510)	(67,800)	(67,319)	(66,437)
Total Shareholders’ Equity	152,259	154,677	150,377	140,818	140,786	134,890
Total Liabilities and Shareholders’ Equity	$1,908,336	$1,970,085	$1,892,324	$1,841,627	$1,856,176	$1,761,006

Average Earning Assets, at Cost	---	$1,884,402	$1,807,763	---	$1,781,464	$1,688,454
Assets Under Trust Administration And Investment Management	$984,394			$867,154
Capital Ratios
Tier 1 Leverage Ratio	8.53%			8.43%
Tier 1 Risk-Based Capital Ratio	14.50			14.18
Total Risk-Based Capital Ratio	15.75			15.44

Arrow Financial Corporation
Consolidated Financial Information
($ in thousands)
Unaudited
	December 31,
	2010	2009
Fourth Quarter Ended December 31:

Loan Portfolio
Commercial, Financial and Agricultural	$ 97,621	$ 89,222
Real Estate – Commercial	221,381	200,916
Real Estate – Residential	485,368	492,177
Indirect and Other Consumer Loans	341,138	329,835
Total Loans	$1,145,508	$1,112,150

Allowance for Loan Losses, Fourth Quarter
Allowance for Loan Losses, Beginning of Quarter	$14,629	$13,841

Loans Charged-off	(182)	(376)
Recoveries of Loans Previously Charged-off	65	114
Net Loans Charged-off	(117)	(262)

Provision for Loan Losses	177	435
Allowance for Loan Losses, End of Quarter	$14,689	$14,014

Nonperforming Assets
Nonaccrual Loans	$4,061	$4,390
Loans Past Due 90 or More Days and Accruing	810	270
Loans Restructured and in Compliance with Modified Terms	16	---
Total Nonperforming Loans	4,887	4,660
Repossessed Assets	58	59
Other Real Estate Owned	---	53
Total Nonperforming Assets	$4,945	$4,772

Key Asset Quality Ratios
Net Loans Charged-off to Average Loans, Fourth Quarter Annualized	0.04%	0.09%
Provision for Loan Losses to Average Loans, Fourth Quarter Annualized	0.06	0.16
Allowance for Loan Losses to Period-End Loans	1.28	1.26
Allowance for Loan Losses to Nonperforming Loans	300.57	300.73
Nonperforming Loans to Period-End Loans	0.43	0.42
Nonperforming Assets to Period-End Assets	0.26	0.26

	December 31,
Year Ended December 31:	2010	2009

Allowance for Loan Losses, Twelve Months
Allowance for Loan Losses, Beginning of Year	$14,014	$13,272

Loans Charged-off	(894)	(1,430)
Recoveries of Loans Previously Charged-off	267	389
Net Loans Charged-off	(627)	(1,041)

Provision for Loan Losses	1,302	1,783
Allowance for Loan Losses, End of Year	$14,689	$14,014

Key Asset Quality Ratios
Net Loans Charged-off to Average Loans, Twelve Months	0.06%	0.09%
Provision for Loan Losses to Average Loans, Twelve Months	0.11	0.16